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                               SUPPLEMENT NO. 3 TO
                          OFFER TO PURCHASE FOR CASH BY

                          QUADRANGLE ASSOCIATES III LLC
         TO PURCHASE UP TO 964 UNITS OF LIMITED PARTNERSHIP INTEREST IN
               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP,
                         A DELAWARE LIMITED PARTNERSHIP,
                           FOR $2,450 PER UNIT IN CASH

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            OUR OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
             MIDNIGHT, NEW YORK CITY TIME, ON MARCH 31, 2004, UNLESS
                             WE EXTEND THE DEADLINE.
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     On February 12, 2004, we offered to purchase up to 964 (27.54%) of the outstanding units of limited partnership interest of Winthrop California Investors Limited Partnership ("your partnership") for a purchase price of $2,450 per limited partnership interest upon the terms and subject to the conditions set forth in our offer to purchase dated February 12, 2004, as modified by Supplement No. 1 to the Offer to Purchase dated March 9, 2004, as further modified by Supplement No. 3 to Offer to Purchase dated March 15, 2004, and in the related letter of transmittal. Capitalized terms used in this Supplement No. 3 that are not defined shall have the meaning given to such term in our offer to purchase.

     The purpose of this Supplement No. 3 is to advise you that Mango Bay Realty LCC has the right to acquire 46% of all units acquired by us in the Offer for a purchase price equal to the purchase price paid by us for units plus all expenses incurred in connection with our acquisition of the units. At present, Mango Bay has not advised us if they will exercise this option. Mango Bay is the holder of 597.897 units representing approximately 17.08% of the outstanding units. Mango Bay is also an affiliate of MB Special LLC, the entity that effective January 1, 2001 was given the right to: review your partnership's budget, distributions and extraordinary transactions and, if it disagreed with the budget, a distribution or an extraordinary transaction by your partnership, MB Special LLC has the right to direct that a different action be taken by your partnership so long as such action is consistent with your general partner's fiduciary obligation to you partnership's partners. If Mango Bay were to exercise this option, it would increase its voting interest in your partnership by up to 13.77%, assuming all of the units sought in our offer were tendered.

     At the close of business on March 22, 2004, 154.59 units had been tendered pursuant to the Offer.

     If you have any questions relating to our offer, please do not hesitate to call us toll free at (888) 448-5554


                                        QUADRANGLE ASSOCIATES III LLC



March 22, 2004